Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: FD Evan Smith / Matt Duch (212) 850-5600 wst@fd.com

West Announces Second Quarter 2009 Results
- Adjusted Diluted EPS (1) of $0.58 –
- Revises Adjusted Diluted EPS(1) Estimate to between $2.10 and $2.20 -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA August 4, 2009 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its results for the second quarter of 2009.  Summary comparative results were as follows:

	Three Months Ended June 30
($ millions, except per-share data )	2009	2008

Net Sales	$261.0	$279.3
Gross Profit	78.7	83.6
Reported Operating Profit	28.6	42.6
Adjusted Operating Profit (1)	29.0	37.4
Reported Diluted EPS	$0.57	$0.82
Adjusted Diluted EPS(1)	$0.58	$0.73

(1) Reported second quarter results in each year included restructuring charges and, in 2008, income from a contract settlement. See the corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated sales were 6.6% lower in the quarter when compared to the prior year period, primarily due to adverse effects of foreign currency translation, which reduced reported sales by $20.2 million.  Excluding currency translation effects, consolidated sales were 0.7% higher than in the prior year quarter.

Consolidated gross profit margin was 30.2% in the quarter, compared to 29.9% in the second quarter of 2008.  The overall margin increase reflected the net positive effects of higher year-over-year sales prices and a more profitable sales mix, which together exceeded increases in production costs, including labor, utilities and other indirect costs.  Raw material costs had a mixed effect on margins, as Pharmaceutical Systems segment material costs remained above prior year levels despite recent declines in relevant commodity prices, while those commodity price declines reduced both revenues and costs in the Tech Group segment. Gross profit was $78.7 million in the current quarter, reflecting $6.1 million in adverse foreign currency translation and the positive effect of the margin improvement.  Excluding the impact of currency translation, gross profit grew 1.4% compared to the prior-year quarter.

Adjusted consolidated operating profit reflects a $2.6 million pre-tax increase in U.S. pension expense, which is the result of pension fund investment losses incurred in 2008, as well as $1.0 million of incremental information technology spending and depreciation, and $0.7 million of higher stock-based compensation costs. Those effects on SG&A costs were mitigated by $2.4 million of favorable effects of foreign currency translation on foreign subsidiaries’ costs. Foreign currency translation and higher pension expense combined to reduce earnings by approximately $0.13 per diluted share compared to the second quarter of 2008.

Executive Commentary

“Our second quarter performance exceeded our prior guidance, with help from a weaker dollar and some accelerated orders from our North American customers in particular,” said Donald E. Morel Jr., Ph.D., the Company’s Chairman and Chief Executive Officer. “Even without those positive benefits, we would have exceeded our earlier expectations. We continue to remain cautiously optimistic on the outlook for the remainder of the year given the current global economic environment and uncertainty surrounding the impact of the ongoing healthcare reform debate in the U.S.”

“We are increasing our full-year revenue estimate by about 1% and now expect 2009 adjusted EPS to be between $2.10 and $2.20. While the Tech Group segment had a strong first half, demand for contract manufacturing services is expected to soften in the second half for a number of consumer and healthcare products.  We currently believe that the lower Tech demand will be more than offset by improvements in the Pharmaceutical Systems segment, where our backlog remains strong. We continue to expect further positive effects from lower production costs as a result of our lean-manufacturing efforts and lower raw material costs. We have thoroughly reviewed our 2009 plans and intend to hold capital spending to between $110 million and $120 million.  Our original plan was to spend $140 million this year.”

“For our three to five year planning horizon, we foresee no long-term, fundamental change to our growth opportunities. West will continue investing in those opportunities in order to generate sustainable and profitable growth for all of our stakeholders.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales were $197.8 million in the current quarter, compared to $212.6 million in the second quarter of 2008. Unfavorable foreign currency translation reduced comparable quarterly sales by $18.2 million, or 8.6%. Excluding the effects of currency translation, sales grew by $3.4 million. Sales improvements included a substantial increase in sales of components for prefillable syringes and lining materials used for vial, syringe and cartridge seals, notably for insulin products. Other product categories that improved were drug reconstitution systems, and seals for vials and cartridges. The impact of those gains was muted by lower sales of components for lyophilized drug products and disposable medical devices. Geographically, and excluding the effects of currency translation, overall sales in the Company’s largest markets in North America and Europe grew marginally, while sales in the Company’s smaller Asian business grew by $2.3 million.

Gross profit in the quarter was $66.9 million, compared to $73.2 million in the 2008 quarter, and gross margin was 33.8%, 0.6 percentage points lower than in the prior-year period. The decline in gross profit was attributed largely to a $5.5 million adverse effect of currency translation. The balance of the change in gross profit was due to higher overall production costs, including labor, material and indirect costs, which combined to outpace increases in selling prices.  Raw material costs remained higher during the quarter compared to the same period last year despite declines in global commodity prices from the peak levels reached in late 2008.  Certain of the Company’s purchasing agreements delay the pass-through of commodity price changes. Lower commodity prices are expected to have a positive effect on margins and gross profit during the second half of 2009.

Pharmaceutical Systems SG&A costs declined slightly during the second quarter compared to the 2008 period, but were higher as a percentage of sales, as a result of comparatively lower sales.  Currency translation lowered reported costs by $2.3 million. A $2.0 million cost increase included additional spending on information systems, including depreciation and other project-related costs, and outside services, including commissions and acquisition-related legal services. Research spending was substantially unchanged from the prior-year quarter.  Resulting operating profit was $34.2 million, compared to $40.3 million in the second quarter of 2008, with currency translation accounting for $3.2 million of the $6.1 million change.

Tech Group Segment

Tech Group segment sales were $66.8 million in the second quarter, down from $69.6 million in the prior year period. Currency translation accounted for a $2.0 million decline, and a $2.9 million reduction was due to lower plastic resin prices, which are passed through to customers. Partially offsetting those declines were improved contract manufacturing revenue for healthcare products, including injection pens and components, auto-injectors and medical filters, while sales slowed for consumer product-related molding and assembly.

Gross profit was $11.8 million in the quarter, a 13.5% increase over the second quarter of 2008, and gross profit margin improved 2.8 percentage points, to 17.7%.  Improvements were associated with a stronger product mix, including continued strength in healthcare-related devices and associated production efficiencies in the affected facilities. SG&A costs increased by $0.7 million, primarily the result of higher employee medical benefit costs. Operating profit increased from $4.7 million in the prior year period to $6.1 million, reflecting the stronger gross profit margin.

Corporate and Other

Consistent with reported results for the first quarter of 2009, $4.1 million of U.S. pension expense recorded in the second quarter was $2.6 million higher than in the prior-year period as a result of the effects of substantial investment losses incurred by the U.S. pension plan assets during 2008. Similar quarterly increases are expected over the remainder of 2009.

Stock-based compensation expense increased by $0.7 million compared to the prior year quarter due to the effects of changes in the Company’s share price on affected plans.   The Company’s share price increased during the current quarter and declined during the 2008 period. Other corporate general and administrative costs were a combined $0.4 million higher.

Net interest expense was substantially unchanged from the prior-year period. The Company’s reported tax expense reflects an expected 2009 annual tax rate of 24.4%, excluding the tax effects of “Restructuring and Other Items”, described below, and any discrete tax costs or benefits. The comparable expected annual tax rate in the 2008 period was 26.8%. The primary reasons for the rate reduction are reinstatement of the U.S. credit for research activities and a more tax-efficient distribution of international earnings.

Restructuring and Other Items

West announced an operational restructuring plan for the Tech Group segment in 2007 and concluded that plan during the second quarter of 2009.  Pre-tax charges of $0.4 million were incurred in the current quarter, bringing the total 2009 plan-related pre-tax costs to $1.1 million. Reported 2008 second-quarter results included $1.4 million of comparable costs.

2008 second quarter results included $6.6 million of pre-tax income under a contract settlement agreement with Nektar Therapeutics. That agreement provided for the reimbursement of the Company’s costs of maintaining and converting the former Exubera® device production facility following the termination of production of that product.  The settlement has no impact on results in the current quarter.

Financial Guidance

The Company revised its 2009 guidance. The changes are intended to reflect management’s current expectations and include revisions to revenue, gross profit and Adjusted Diluted EPS(1) estimates. Revised full-year 2009 financial guidance, at assumed exchange rates(3), is summarized as follows:

2009 Guidance
Consolidated Sales(3)	$1.01 to $ 1.03 billion
Pharmaceutical Systems Revenue(3)	$ 780 to $ 795 million
Pharmaceutical Systems Gross Profit as a Percent of Sales	34.0%
Tech Group Revenue (includes $12 million of inter-company sales)(3)	$ 235 to $ 245 million
Tech Group Gross Profit as a Percent of Sales	15.0%
Consolidated Gross Profit Margin	29.9%
Full Year Adjusted Diluted EPS(1)(2)(3)	$2.10 to $ 2.20

(1) (2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.40 to €1.00 for the remainder of 2009. The Company’s earlier guidance reflected the Euro at $1.28 for the remainder of 2009. The 2009 guidance does not include the impact of the Plastef Acquisition, described below.

The revised guidance reflects, among other factors, expected resumption of more normal customer order patterns, and includes expectations of 2009 product demand associated with government-sponsored vaccinations against the H1N1(A) virus strain, anticipated pricing changes under existing contracts, and lower raw material costs. The Company has revised its capital spending programs and now expects that 2009 capital spending will be lower, between $110 million and $120 million.

Plastef Acquisition

On July 6, 2009 the Company completed the purchase of the drug delivery device business assets of Plastef Investissements SA and its subsidiaries, a France-based developer and manufacturer of devices.  Plastef’s products include the Eris safety syringe system, which addresses the market for fixed-needle prefilled syringes and complements the Company’s NovaGuard™ safety system, which addresses the other common syringe format, luer-lock syringes. The acquisition included a manufacturing facility located at Le Vaudreuil, Normandy, and Plastef’s intellectual property. Total consideration, including cash and assumed liabilities, was approximately $17 million, and the acquisition is expected to contribute $6.0 million in sales during the remainder of 2009, but is not expected to have a significant impact on earnings this year.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Daylight Time today. To participate on the call, please dial 888-790-3758 or 210-839-8398. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investor” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, August 18, 2009, by dialing 866-443-2925 or 203-369-1101 and entering conference ID# 4311.

Exubera® is a registered trademark of Pfizer, Inc.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
Net sales	$261.0	100%	$279.3	100%	$503.4	100%	$550.0	100%
Cost of goods and services sold	182.3	70	195.7	70	355.4	71	382.9	70
Gross profit	78.7	30	83.6	30	148.0	29	167.1	30
Research and development	4.7	2	4.9	2	8.9	2	10.3	1
Selling, general and administrative expenses	45.1	17	40.9	15	88.0	17	81.0	15
Restructuring and other items	0.4	-	(5.2)	(2)	1.1	-	(5.5)	-
Other expense, net	(0.1)	-	0.4	-	0.1	-	0.6	-
Operating profit	28.6	11	42.6	15	49.9	10	80.7	14
Interest expense, net	3.4	1	3.5	1	7.0	1	6.6	1
Income before income taxes	25.2	10	39.1	14	42.9	9	74.1	13
Income tax expense	6.0	2	10.8	4	8.6	2	19.2	3
Equity in net income of affiliated companies	0.5	-	0.6	-	0.8	-	0.5	-
Net Income	19.7	8%	28.9	10%	35.1	7%	55.4	10%
Less: net income attributable to noncontrolling interests	-		0.2		-		0.4
Net income attributable to common shareholders	$19.7		$28.7		$35.1		$55.0

Net income per share attributable to common shareholders:
Basic	$0.60		$0.89		$1.07		$1.70
Assuming Dilution	$0.57		$0.82		$1.03		$1.58

Average common shares outstanding	32.8		32.4		32.7		32.3
Average shares assuming dilution	36.2		36.3		36.2		36.2

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales:	2009	2008	2009	2008
Pharmaceutical Systems	$197.8	$212.6	$381.1	$420.1
Tech Group	66.8	69.6	129.1	136.0
Eliminations	(3.6)	(2.9)	(6.8)	(6.1)
Consolidated Total	$261.0	$279.3	$503.4	$550.0

Operating Profit (Loss):
Pharmaceutical Systems	$34.2	$40.3	$61.6	$83.9
Tech Group	6.1	4.7	10.8	8.4
U.S. pension expense	(4.1)	(1.5)	(8.2)	(3.0)
Stock-based compensation expense	(2.3)	(1.6)	(3.7)	(4.0)
General corporate costs	(4.9)	(4.5)	(9.5)	(10.1)
Restructuring and other items	(0.4)	5.2	(1.1)	5.5
Consolidated Total	$28.6	$42.6	$49.9	$80.7

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2009
(in millions, except per share data)

	As Reported June 30, 2009	Restructuring	Non-GAAP June 30, 2009
Operating profit	$28.6	$0.4	$29.0
Interest expense, net	3.4	-	3.4
Income before income taxes	25.2	0.4	25.6
Income tax expense	6.0	0.2	6.2
Equity in net income of affiliated companies	0.5	-	0.5
Net income	19.7	0.2	19.9
Less: net income attributable to noncontrolling interests	-	-	-
Net income attributable to common shareholders	$19.7	$0.2	$19.9

Net income per diluted share attributable to common shareholders	$0.57	$0.01	$0.58

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2008
(in millions, except per share data)

	As Reported June 30, 2008	Restructuring	Contract settlement costs(income)	Non-GAAP June 30, 2008
Operating profit	$42.6	$1.4	$(6.6)	$37.4
Interest expense, net	3.5	-	-	3.5
Income before income taxes	39.1	1.4	(6.6)	33.9
Income tax expense	10.8	0.5	(2.4)	8.9
Equity in net income (loss) of affiliated companies	0.6	-	-	0.6
Net income	28.9	0.9	(4.2)	25.6
Less: net income attributable to noncontrolling interests	0.2	-	-	0.2
Net income attributable to common shareholders	$28.7	$0.9	$(4.2)	$25.4

Net income per diluted share attributable to common shareholders	$0.82	$0.02	$(0.11)	$0.73

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2009
(in millions, except per share data)

	As Reported June 30, 2009	Restructuring	Tax benefits	Non-GAAP June 30, 2009
Operating profit	$49.9	$1.1	$-	$51.0
Interest expense, net	7.0	-	-	7.0
Income before income taxes	42.9	1.1	-	44.0
Income tax expense	8.6	0.4	1.7	10.7
Equity in net income of affiliated companies	0.8	-	-	0.8
Net income	35.1	0.7	(1.7)	34.1
Less: net income attributable to noncontrolling interests	-	-	-	-
Net income attributable to common shareholders	$35.1	$0.7	$(1.7)	$34.1

Net income per diluted share attributable to common shareholders	$1.03	$0.02	$(0.05)	$1.00

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2008
(in millions, except per share data)

	As Reported June 30, 2008	Restructuring	Contract settlement costs(income)	Tax benefits	Non-GAAP June 30, 2008
Operating profit	$80.7	$2.4	$(7.9)	$-	$75.2
Interest expense, net	6.6	-	-	-	6.6
Income before income taxes	74.1	2.4	(7.9)	-	68.6
Income tax expense	19.2	0.9	(2.9)	1.1	18.3
Equity in net income (loss) of affiliated companies	0.5	-	-	-	0.5
Net income	55.4	1.5	(5.0)	(1.1)	50.8
Less: net income attributable to noncontrolling interests	0.4	-	-	-	0.4
Net income attributable to common shareholders	$55.0	$1.5	$(5.0)	$(1.1)	$50.4

Net income per diluted share attributable to common shareholders	$1.58	$0.04	$(0.14)	$(0.03)	$1.45

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS adjusted to exclude the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  Management uses adjusted operating profit and adjusted diluted EPS to measure the business and compare operating results to prior periods.  Adjusted operating profit and adjusted EPS also are used, together with other measures, to set performance goals for determining payouts under annual and long-term incentive programs. We believe that investors’ understanding of our performance is enhanced by disclosing these measures.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

Restructuring Charges:  During the second quarter and first half of 2009 and 2008, we incurred restructuring and other related charges as part of our plan to align the plant capacity and workforce of our Tech Group with its revised business outlook and as part of a longer-term strategy of focusing the business on proprietary products. The majority of these charges related to severance and other employee benefits and a smaller portion resulted from asset write-offs and other related costs. The restructuring program was substantially completed during the second quarter of 2009.

2008 Contract Settlement Costs (Income):  Under a February 2008 agreement reached with our former customer, Nektar Therapeutics, we received full reimbursement for, among other things, severance-related employee costs, inventory on hand, leases and other facility costs associated with the shutdown of operations at the former Exubera® device manufacturing facility.  During the first and second quarters of 2008, we received contract settlement payments from Nektar, which more than offset related raw material, severance and facility costs, resulting in a net gain.

Tax Benefits:  During the first half of both 2009 and 2008, we recognized discrete tax provision benefits as follows:
•	In 2009, we recognized a $1.7 million provision benefit principally resulting from the completion of a tax audit and the expiration of open tax periods in certain foreign tax jurisdictions.
•
In 2008, an agreement reached with the Republic of Singapore reduced our income tax rate in that country for a period of 10 years, on a retroactive basis back to July 2007, resulting in a $1.0 million tax benefit.  In addition, we recognized a $0.1 million net tax provision benefit resulting from the expiration of open tax audit years in certain foreign tax jurisdictions.

(2)	Reconciliation of 2009 Adjusted Guidance to 2009 Reported Guidance is as follows:

Full Year 2009 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.10 to $2.20
Restructuring, net of tax	(0.02)
Discrete tax benefits	0.05
Reported guidance	$2.13 to $2.23

(3)	Reflects relative currency valuations, most significantly the Euro, which is reflected in our estimates for the remainder of the year at $1.40 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Six Months Ended June 30,
	2009	2008
Depreciation and amortization	$31.5	$29.9
Operating cash flow	$46.1	$48.9
Capital expenditures	$48.8	$53.2

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of June 30, 2009	As of December 31, 2008
Cash and Cash Equivalents	$84.3	$87.2
Debt	$390.2	$386.0
Equity	$533.0	$487.1
Net Debt to Total Invested Capital †	36.5%	38.0%
Working Capital	$234.7	$207.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Forward Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine our future results are beyond our ability to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•
competition from other providers in the Company’s businesses, including customers’  in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components, and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining  agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;

•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;

•	deflation of selling prices under contracts requiring periodic price adjustments based on published cost-of-living or similar indices; and

•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying us for the cost of such claims.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the effects of a prolonged U.S. or global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•	significant losses on investments of pension plan assets, relative to expected returns on those assets, could increase our pension expense and funding obligations in future periods;

•	the potential delay, suspension or elimination of customers’ research and development efforts and overall spending resulting from continued uncertainty regarding federal healthcare reform efforts; and

other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.